Exhibit 10

AGREEMENT

This Agreement ("Agreement") is made and entered into on this 30th day of April, 2010 by and between Abakan Inc., of 2829 Bird Avenue, Miami, FL 33133 USA (the "Company"), and Hermann Buschor, 1920 Stoney Brook Drive, Houston, TX, 77063 (hereinafter, the "Director").

W I T N E S S E T H:

WHEREAS, the Director is to be employed as a Non-Executive member of the Board of Directors to advise on all matters relating to business development.

WHEREAS, the Director possesses intimate knowledge of both the Company’s technology and the oil and gas pipeline industry;

WHEREAS, the Board has determined that this Agreement will reinforce and encourage the Director's continued attention and dedication to the Company;

WHEREAS, the Director is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Director hereby agree as follows:

1.	Definitions.

When used in this Agreement, the following terms shall have the following meanings:

(a)     “Accrued Obligations” means:

(i)     all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)	any unpaid or un-reimbursed expenses incurred in accordance with Company policy, including amounts due under Article 5(a) hereof, to the extent incurred during the Term of Employment;

(iii)	any benefits provided under the Company’s employee benefit plans, programs or arrangements in which the Director participates, in accordance with the terms thereof, including rights to equity in the Company pursuant to any plan or grant;

(iv)	any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment; and

(v)	rights to indemnification by virtue of the Director’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

Agreement – Hermann Buschor

Exhibit 10

(b)     “Affiliate” means any entity that controls, is controlled by, or is under common control with, the Company.

(c)	“Base Salary” means the salary provided for in Article 4(a) hereof or any increased salary granted to Director pursuant to Article 4(a) hereof.

(d)	“Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Bonus” means any bonus payable to the Director pursuant to Article 4(b) hereof.

“Bonus Period” means the period for which a Bonus is payable. Unless otherwise specified by the Board or by this agreement, the Bonus Period shall be the fiscal year of the Company.

(g)     “Cause” means:

(i)     a conviction of the Director, or a plea of nolo contendere, to a felony involving moral turpitude; or

(ii)	willful misconduct or gross negligence by the Director resulting, in either case, in material economic harm to the Company or any Related Entities; or

(iii)	a willful continued failure by the Director to carry out the reasonable and lawful directions of the Board; or

(iv)	fraud, embezzlement, theft or dishonesty of a material nature by the Director against the Company or any Affiliate or Related Entity, or a willful material violation by the Director of a policy or procedure of the Company or any Affiliate or Related Entity, resulting, in any case, in material economic harm to the Company or any Affiliate or Related Entity; or

(v)	a willful material breach by the Director of this Agreement.

An act or failure to act shall not be “willful” if (i) done by the Director in good faith or (ii) the Director reasonably believed that such action or inaction was in the best interests of the Company and the Related Entities.

(h)     “Change in Control” means:

(i)     The acquisition by any Person of Beneficial Ownership of more than fifty percent (50%) of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) (the foregoing Beneficial Ownership hereinafter being referred to as a "Controlling Interest"); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any person that as of the Commencement Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

Agreement – Hermann Buschor

Exhibit 10

(ii)     During any period of two (2) consecutive years (not including any period prior to the Commencement Date) individuals who constitute the Board on the Commencement Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or any Person that as of the Commencement Date owns Beneficial Ownership of a Controlling Interest beneficially owns, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(i)      “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(j)	“Code” means the Internal Revenue Code of 1986, as amended.

(k)     “Commencement Date” means April 1, 2010.

(l)     “Common Stock” means the common stock of the Company, par value $0.0001 per share.

Agreement – Hermann Buschor

Exhibit 10

(m)     “Competitive Activity” means an activity that is in material or direct competition with the Company in any of the States within the United States, or countries within the world, in which the Company conducts business with respect to a business in which the Company engaged while the Director was employed by the Company.

(n)	“Confidential Information” means all trade secrets and information disclosed to the Director or known by the Director as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Director and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Director), about the Company or any Related Entity or its business.

(o)	“Disability” means the Director’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of three months or more in any 12 month period, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(p)	“Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company or any of its Affiliates to the Director.

(q)	“Excise Tax” means any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties are incurred by the Director with respect to any such excise tax.

(r)	“Expiration Date” means the date on which the Term of Employment, including any renewals thereof under Article 3(b), shall expire.

(s)	“Good Reason” means:

(i)     the assignment to the Director of any duties inconsistent in any material respect with the Director's position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Article 2(b) of this Agreement, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Director;

(ii)	any material failure by the Company to comply with any of the provisions of Article 6 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Director;

(iii)	any purported termination by the Company of the Director's employment other than for Cause pursuant to Article 6(b), or by reason of the Director’s Disability pursuant to Article 6(c) of this Agreement, prior to the Expiration Date.

(t)     “Group” shall have the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934.

Agreement – Hermann Buschor

Exhibit 10

(u)     “Initial Term” means May 1, 2010 to April 30, 2012 .

(v)     “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.

(w)	“Related Entity” means any subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a subsidiary holds a substantial ownership interest.

(x)	“Restricted Period” shall be the Term of Employment and if the Term of Employment is terminated for any reason other than by the Company for Cause or by the Director for Good Reason, the eighteen (18) month period immediately following termination of the Term of Employment. Notwithstanding the foregoing, the Restricted Period shall end in the event that (i) the Company fails to make any payments or provide any Benefits required by Article 6 hereof with 15 days of written notice from the Director of such failure or (ii) the Company no longer has the rights to the confidential information.

(y)     “Severance Amount” shall mean six month’ s salary based on the salary in place at the time of termination.

(z)      “Severance Term” means the one (1) year period following the date on which the Term of Employment ends, but in any case will cover the period ending April 30, 2012.

(aa)     “Stock Option” means a right granted to the Director under Article 5(d) hereof to purchase Common Stock under the Company’s Stock Option Plan.

(bb)     “Stock Option Plan” means the Directors and Employees Incentive Stock Option Plan that will be adopted and implemented by the Company, as amended from time to time, and any successor plan thereto.

(cc)     “Term of Employment” means the period during which the Director shall be employed by the Company pursuant to the terms of this Agreement.

(dd)     “Termination Date” means the date on which the Term of Employment ends.

2.     Employment.

(a)     Employment and Term.

The Company hereby agrees to employ the Director and the Director hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

Agreement – Hermann Buschor

Exhibit 10

(b)     Duties of Director.

During the Term of Employment, the Director shall be employed to advise as to Commercial and Business Development, Project Management, Market Development, Customer Relationship, and External Capability Acquisition. The Director shall faithfully and diligently perform all services as may be assigned to him by the Board of the Company, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Director shall devote 50% of his business time, attention and efforts to the performance of his duties under this Agreement and render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. Except for Directors duties as Director of Marketing of Socotherm-LaBarge LLC, the Director shall not engage in any other business or occupation, other than as declared and existing at the Commencement Date during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Director to (x) serve on civic or charitable boards or committees, (y) deliver lectures, or fulfill speaking engagements, so long as such activities do not significantly interfere with or significantly detract from the performance of the Director’s responsibilities to the Company in accordance with this Agreement.

3.     Term.

(a)     Initial Term.

The initial Term of Employment under this Agreement, and the employment of the Director hereunder, shall commence on the Commencement Date and shall expire on April 30, 2012, unless sooner terminated in accordance with Article 6 hereof.

(b)     Renewal Terms.

          At the end of the Initial Term, the Term of Employment automatically shall renew for two (2) successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Director delivers written notice to the other at least two (2) months prior to the Expiration Date of its or his election not to renew the Term of Employment.

4.     Compensation.

(a)     The Director shall receive one hundred thousand (100,000) shares of Abakan stock, at the time of signing this Agreement.

(b)     Base Salary.

The Director shall receive a Base Salary at the annual rate of $120,000 during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Compensation Committee of the Board, be increased at any time or from time to time, but may not be decreased from the then current Base Salary. Once the Company has achieved annual revenues of no less than $10,000,000 it is agreed that the Director may request that the Compensation Committee retain a firm specializing in corporate compensation to make salary recommendations in the specific case of the Director and that the Compensation Committee will act on such recommendations.

Agreement – Hermann Buschor

Exhibit 10

(c)     Bonuses.

(i)      The Director shall receive such additional bonuses, if any, as the Board may in its sole and absolute discretion determine.

(ii)	Any Bonus payable pursuant to this Article 4(b) shall be paid by the Company to the Director within 2 ½ months after the end of the Bonus Period for which it is payable.

5.     Expense Reimbursement and Other Benefits.

(a)     Reimbursement of Expenses.

Upon the submission of proper substantiation by the Director, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of Director personnel, the Company shall reimburse the Director for all reasonable expenses actually paid or incurred by the Director during the Term of Employment in the course of and pursuant to the business of the Company. The Director shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b)     Compensation/Benefit Programs.

During the Term of Employment, the Director shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its Director personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. During the term of employment the Company shall provide health insurance which shall include medical, dental and prescription coverage with a co-pay to be determined.

(c) Stock Options.

The Director shall be granted 250,000 stock options under (and therefore subject to all terms and conditions of) the stock option plan or such other plans or programs as the Company may from time to time adopt, and subject to all rules of regulation of the Securities and Exchange Commission applicable thereto. The options granted will vest as follows: one third on the first, second and third anniversary of the grant and will have an exercise price of $1.30 per share. The Director shall have a minimum of ten (10) years in which to exercise his options.

(d) Other Benefits.

The Director shall be entitled to four (4) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Director and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Director hereunder. Any vacation time not taken by Director during any calendar year may be carried forward into any succeeding calendar year, subject to a maximum accrual of ten (10) weeks. The Director shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

Agreement – Hermann Buschor

Exhibit 10

6.     Termination.

(a)     General.

The Term of Employment shall terminate upon the earliest to occur of (i) the Director’s death, (ii) a termination by the Company by reason of the Director’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Director with or without Good Reason. Upon any termination of Director’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Director, the Director shall resign from any and all directorships, committee memberships or any other positions Director holds with the Company or any of its subsidiaries.

(b)     Termination By Company for Cause.

The Company shall at all times have the right, upon written notice to the Director, to terminate the Term of Employment, for Cause. In no event shall a termination of the Director’s employment for Cause occur unless the Company gives written notice to the Director in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause and providing the Director with an opportunity to cure (if curable) within a reasonable period of time. No termination of the Director’s employment for Cause shall be permitted unless the Termination Date occurs during the 120-day period immediately following the date that the events or actions constituting Cause first become known to the Board. Cause shall in no event be deemed to exist except upon a decision made by the Board, at a meeting, duly called and noticed, to which the Director (and the Director’s counsel) shall be invited upon proper notice. If the Director’s employment is terminated by the Company for Cause by reason of Article 6(b) hereof, and the Director’s conviction is overturned on appeal, then the Director’s employment shall be deemed to have been terminated by the Company without Cause in accordance with Article 6(e) below. For purposes of this Article 6(b), any good faith determination by the Board of Cause shall be binding and conclusive on all interested parties. In the event that the Term of Employment is terminated by the Company for Cause, Director shall be entitled only to the Accrued Obligations.

(c)     Disability.

The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Director, at any time during which the Director is suffering from a Disability. In the event that the Term of Employment is terminated due to the Director’s Disability, the Director shall be entitled to:

(i)     the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended; +

(ii)	the continuation of the health benefits provided to Director and his covered dependents under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term on the first anniversary of the Termination Date, or (B) the date the Director commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Director to elect to continue his health insurance pursuant to COBRA;

Agreement – Hermann Buschor

Exhibit 10

(d)     Death.

In the event that the Term of Employment is terminated due to the Director’s death, the Director shall be entitled to:

(i)     the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)     the Severance Amount, payable for the Severance Term; and

(iii)     the continuation of the health benefits provided to the Director’s covered dependents under the Company health plans as in effect from time to time after the Director’s death at the same cost applicable to dependents of active employees until the expiration of the Severance Term on the first anniversary of the Termination Date; provided, however, that as a condition of continuation of such benefits, the Company may require the covered dependents to elect to continue such health insurance pursuant to COBRA.

(e)     Termination Without Cause.

The Company may terminate the Term of Employment at any time without Cause, by written notice to the Director not less than 30 days prior to the effective date of such termination. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Director’s death or Disability) the Director shall be entitled to:

(i)     the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)	the Severance Amount, payable for the Severance Term;

(iii)	the continuation of the health benefits provided to Director and his covered dependents under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term, or (B) the date the Director commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Director to elect to continue his health insurance pursuant to COBRA; and

(f)     Termination by Director for Good Reason.

The Director may terminate the Term of Employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within one hundred and twenty(120) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Director’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period, and the Director shall be entitled to the same payments and benefits as provided in Article 6(e) above for a termination without Cause.

Agreement – Hermann Buschor

Exhibit 10

(g)     Termination by Director Without Good Reason.

The Director may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Director under this Section 6(g), the Director shall be entitled only to the Accrued Obligations. In the event of termination of the Director’s employment under this Article 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(h)     Termination Upon Expiration Date.

In the event that Director’s employment with the Company terminates upon the expiration of the Term of Employment, the Director shall be entitled to and the Company shall pay the Director:

(i)     the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)	the continuation of the health benefits provided to Director and his covered dependants under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term, or (B) the date Director commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Director to elect to continue his health insurance pursuant to COBRA.

(i)     Change in Control of the Company.

If the Director’s employment is terminated by the Company without Cause or by the Director for Good Reason during (x) the 6-month period preceding the date of the Change in Control or (y) the two 2 year period immediately following the Change in Control, the Director shall be entitled to:

(i)     the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)	the continuation of the health benefits provided to Director and his covered dependants under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term, or (B) the date Director commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Director to elect to continue his health insurance pursuant to COBRA.

(j)     Release.

Any payments due to Director under this Article 6 (other than the Accrued Obligations on any payments due on account of the Director’s death) shall be conditioned upon Director’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as the Company reasonably may request).

Agreement – Hermann Buschor

Exhibit 10

(k)      Obligation to Mitigate Damages.

In the event of termination of the Term of Employment, the Director shall make reasonable efforts to mitigate damages by seeking other employment, provided, however, that the Director shall not be required to accept a position of substantially different character than the position from which the Director was terminated. To the extent that the Director shall receive compensation, benefits and service credit for benefits from such other employment, the payment to be made and the benefits and service credit for benefits to be provided by the Company under the provisions of this Article 6 shall be correspondingly reduced.

(l)     Cooperation.

Following the Term of Employment, the Director shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Director for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Article 6(l) upon his presentation of documentation for such expenses and (ii) the Director shall be reasonably compensated for any continued material services as required under this Article 6(l).

(m)     Return of Company Property.

Following the Termination Date, the Director or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Director may retain a copy of the addresses contained in his rolodex, palm pilot, PDA or similar device).

(n)     Section 409A.

To the extent that the Director otherwise would be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning on the Termination Date that would be subject to the additional tax imposed under Section 409A of the Code (“Section 409A”), (x) the payment shall not be made to the Director during such six month period and instead shall be made to a trust in compliance with Revenue Procedure 92-64 (the “Rabbi Trust”) and (y) the payment shall be paid to the Director on the earlier of the six-month anniversary of the Termination Date or the Director’s death or Disability. Similarly, to the extent that the Director otherwise would be entitled to any benefit (other than a payment) during the six months beginning on the Termination Date that would be subject to the Section 409A additional tax, the benefit shall be delayed and shall begin being provided (together, if applicable, with an adjustment to compensate the Director for the delay) on the earlier of the six-month anniversary of the Termination Date, or the Director’s death or Disability.

Agreement – Hermann Buschor

Exhibit 10

(i)     The Company shall not take any action that would expose any payment or benefit to the Director to the additional tax of Section 409A, unless (w) the Company is obligated to take the action under an agreement, plan or arrangement to which the Director is a party, (x) the Director requests the action, (y) the Company advises the Director in writing that the action may result in the imposition of the additional tax, and (z) the Director subsequently requests the action in a writing that acknowledges that the Director shall be responsible for any effect of the action under Section 409A.

(ii)     It is the Company’s intention that the benefits and rights to which the Director could become entitled in connection with termination of employment comply with Section 409A. If the Director or the Company believes, at any time, that any of such benefit or right does not comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Director and on the Company).

(o)     Clawback of Certain Compensation and Benefits.

If, after the termination of the Director’s employment with the Company for any reason other than by the Company for Cause:

(i)     it is determined in good faith by the Board and in accordance with the due process requirements of Article 6(b) that the Director’s employment could have been terminated by the Company for Cause under Article 6(b) (unless the Board knew or should have known that as of the Termination Date the Director’s employment could have been terminated for Cause in accordance with Article 6(b)); or

(ii)	the Director breaches Article 7; then, in addition to any other remedy that may be available to the Company in law or equity and/or pursuant to any other provisions of this Agreement, the Director’s employment shall be deemed to have been terminated for Cause retroactively to the Termination Date and the Director also shall be subject to the following provision: the Director shall be required to pay to the Company, immediately upon written demand by the Board, all amounts paid to him by the Company, whether or not pursuant to this Agreement, on or after the Termination Date (including the pre-tax cost to the Company of any benefits that are in excess of the total amount that the Company would have been required to pay (and the pre-tax cost of any benefits that the Company would have been required to provide) to the Director if the Director’s employment with the Company had been terminated by the Company for Cause in accordance with Article 6(b) above;

Agreement – Hermann Buschor

Exhibit 10

7.     Restrictive Covenants.

(a)     Non-competition.

At all times during the Restricted Period, the Director shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Director's ownership of Common Stock of the Company or the acquisition by the Director, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Director does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation. This clause shall not apply to the Director’s duties for Socotherm-LaBarge LLC or its affiliates and subsidiaries within the company’s current and planned scope of business, except within the field of metallic, ceramic, or similar based wear and corrosion resistant coatings.

(b)     Nonsolicitation of Employees and Certain Other Third Parties.

At all times during the Restricted Period, the Director shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or independent contractor performing services for the Company, or any Affiliate or Related Entity, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company for a period in excess of six (6) months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company or any Affiliate or Related Entity on behalf of any person or entity in connection with any Competitive Activity, nor shall the Director make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company or any Affiliates or Related Entities with such customers or clients, other than in connection with the performance of the Director’s duties under this Agreement , and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company or any Affiliate or Related Entity does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or any Affiliate or Related Entity or to engage in any Competitive Activity on its own or with any competitor of the Company or any Affiliate or Related Entity.

Agreement – Hermann Buschor

Exhibit 10

(c)     Confidential Information.

The Director shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Director with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Director in confidence and as a fiduciary, and the Director shall remain a fiduciary to the Company with respect to all of such information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Director from disclosing Confidential Information as required to perform his duties under this Agreement or to the extent required by law. If any person or authority makes a demand on the Director purporting to legally compel him to divulge any Confidential Information, the Director immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Director’s divulging of such Confidential Information. The Director shall not divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Director shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.

(d)     Ownership of Developments.

All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Director during the Term of Employment either during the course of performing work for the Companies or their clients or which are related in any manner to the business (commercial or experimental) of the Company or its clients (collectively, the “Work Product”), within the field of use of metallic, ceramic, or similar based wear and corrosion resistant coatings shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Director for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product within the metallic, ceramic, or similar based wear and corrosion coatings field of use may not be considered work made by the Director for hire for the Company, the Director agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Director may have in such Work Product. Upon the request of the Company, the Director shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Director shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company. The Company's right and interest in certain technology, known as the Powdermet Technology, and any developments or Work Product thereto are subject to the provisions of a License Agreement in which the Company is the Licensee and such developments accrue to the Licensor.

Agreement – Hermann Buschor

Exhibit 10

(e)     Books and Records.

All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Director or otherwise coming into the Director's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Director's employment hereunder or on the Company's request at any time.

(f)     Acknowledgment by Director.

The Director acknowledges and confirms that the restrictive covenants contained in this Article 7 (including without limitation the length of the term of the provisions of this Article 7) are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Director further acknowledges and confirms that the compensation payable to the Director under this Agreement is in consideration for the duties and obligations of the Director hereunder, including the restrictive covenants contained in this Article 7, and that such compensation is sufficient, fair and reasonable. The Director further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Director acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 7. The Director further acknowledges that the restrictions contained in this Article 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Director expressly agrees that upon any breach or violation of the provisions of this Article 6, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Article 7(h) hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Article 7.

(g)     Reformation by Court.

In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(h)     Extension of Time.

If the Director shall be in violation of any provision of this Article 7, then each time limitation set forth in this Article 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 7 shall be extended for a period of time equal to the duration of such proceeding including all appeals by the Director.

Agreement – Hermann Buschor

Exhibit 10

(i)     Injunction.

It is recognized and hereby acknowledged by the parties hereto that a breach by the Director of any of the covenants contained in Article 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Director recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 7 of this Agreement by the Director or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.     Representations and Warranties of Director.

The Director represents and warrants to the Company that:

(a)     The Director’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)	The Director has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)	In connection with Director’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer, with the exception of current or former affiliates, parents, or subsidiaries of the company; and

(d)	The Director has not (i) been convicted of any felony; or (ii) committed any criminal act with respect to Director’s current or any prior employment; and

(e)	The Director is not dependent on alcohol or the illegal use of drugs

9.     Mediation.

Except to the extent the Company has the right to seek an injunction under Article 7(h) hereof, in the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration pursuant to Section 11 hereof.

10.     Taxes.

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Director or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

Agreement – Hermann Buschor

Exhibit 10

11.     Arbitration.

(a)     Exclusive Remedy.

The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Director’s employment with the Company or out of this Agreement, or the Director’s termination of employment or termination of this Agreement, may not be in the best interests of either the Director or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the Director’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Director’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the State of Florida, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Article 11. Except as set forth below with respect to Article 7 of this Agreement, the parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 11 shall not apply to any injunctions that may be sought with respect to disputes arising out of or relating to Article 7 of this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Director and the Company. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(b)     Arbitration Procedure and Arbitrator’s Authority.

In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

Agreement – Hermann Buschor

Exhibit 10

(c)     Effect of Arbitrator’s Decision; Arbitrator’s Fees.

The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Director in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Director was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Director with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the non-prevailing party.

12.     Assignment.

The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Director may not assign or transfer this Agreement or any rights or obligations hereunder.

13.     Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to principles of conflict of laws.

14.     Jurisdiction and Venue.

The parties acknowledge that a substantial portion of the negotiations and administration execution of this Agreement occurred or shall occur in Miami, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of Florida or the court of the United States; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

15.     Survival.

The respective rights and obligations of the parties hereunder shall survive any termination of the Director’s employment hereunder, including without limitation, the Company’s obligations under Article 6 and the Director’s obligations under Article 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

Agreement – Hermann Buschor

Exhibit 10

16.     Notices.

All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 2829 Bird Avenue, Suite 12, Miami, FL 33133 Attention: Robert Miller, and (ii) if to the Director, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

17.     Benefits; Binding Effect.

This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

18.     Right to Consult with Counsel; No Drafting Party.

The Director acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Director agrees that the obligations created hereby are not unreasonable. The Director acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

19.     Severability.

The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

20.     Waivers.

The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

Agreement – Hermann Buschor

Exhibit 10

21.     Damages; Attorneys Fees.

Nothing contained herein shall be construed to prevent the Company or the Director from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys' fees of the other.

22.     Waiver of Jury Trial.

The Director hereby knowingly, voluntarily and intentionally waives any right that the Director may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

23.     No Set-off or Mitigation.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Director or others.

24.     Section Headings.

The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

25.     No Third Party Beneficiary.

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

26.     Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

Agreement – Hermann Buschor

Exhibit 10

27.     Indemnification.

(a)     Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Director to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Director was or is a party or is threatened to be made a party by reason of the fact that the Director is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Director in any such capacity or capacities, provided that the Director acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney's fees) incurred by the Director as a result of the Director being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

(b)	The Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Director in investigating, defending, settling or appealing any action, suit or proceeding described in this Article 27 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Director, but in no event later than 10 days following the Director's delivery to the Company of a written request for an advance pursuant to this Article 27, together with a reasonable accounting of such expenses.

(c)	The Director hereby undertakes and agrees to repay to the Company any advances made pursuant to this Article 27 if and to the extent that it shall ultimately be found that the Director is not entitled to be indemnified by the Company for such amounts.

(d)	The Company shall make the advances contemplated by this Article 27 regardless of the Director's financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Article 27 shall be unsecured and interest-free. The provisions of this Article 27 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

(e)     The provisions of this Article 27 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:      DIRECTOR:

Abakan Inc.      Hermann Buschor

/s/ Robert Miller     /s/ Hermann Buschor

Robert Miller      Hermann Buschor                     Andrew Sherman

President

Agreement – Hermann Buschor

EXHIBIT A
FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

Hermann Buschor (“Director”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Articles 6(c) (in the case of Disability), Articles 6(e) or 6(f) (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge Abakan Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Director’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Director acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Director expressly waives any and all claims under ADEA that he may have as of the date hereof. Director further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights arising under, or any claim for benefits which may be due Director pursuant to, the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Director may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

Director represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Director pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Director shall not have relinquished his right to commence a Proceeding to challenge whether Director knowingly and voluntarily waived his rights under ADEA.

Director hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Director also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

Exhibit A –Agreement – Hermann Buschor

Exhibit 10

Director acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

Director acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

This General Release of Claims shall take effect on the eighth day following Director’s execution of this General Release of Claims unless Director’s written revocation is delivered to the Company within seven (7) days after such execution.

____________________________

Hermann Buschor

_______________, 20__

Exhibit A –Agreement – Hermann Buschor